Exhibit 99.1

Item No. 99.1

For Release:	NEWS	Contact:

Immediate		Jan Waldauer Communications Manager 610-832-4140

Naples Announces Retirement from Quaker Chemical

Following 13 Years as Chief Executive Officer

CONSHOHOCKEN, PA (May 7, 2008) - Ronald J. Naples, who, over the past 13 years has led Quaker Chemical Corporation (NYSE:KWR) to become an integrated, global company and almost tripled its market capitalization, has announced plans to step down as CEO in October. Naples will remain chairman and chief executive officer until October, after which he will remain chairman for a limited time.

The Board of Directors has selected Michael F. Barry, senior vice president and managing director – North America, Quaker’s largest operation, to assume the CEO role in October. Barry joined Quaker in 1998 as chief financial officer, where he served for six years, and has also served in key global and regional operating roles, most recently leading the company’s North American operations to record levels of performance. Barry, 50, has been a member of the company’s management executive committee, which oversees the company’s worldwide business, since joining Quaker. He has an MBA with distinction from the Wharton School of the University of Pennsylvania, and a bachelor’s degree in chemical engineering from Drexel University.

The Board has also appointed Patricia C. Barron, a long-time company director, as lead director.

“In Mike, we have a very well-prepared successor ready from within our management team. He’s been a partner to me in many ways and has made an enormous difference in our business, most recently through the remarkable turnaround in North America. He’ll be a great CEO,” said Naples.

“Quaker is strong, uniquely positioned in its markets, and growing,” Naples added. “I’m in my 27th year as a public-company CEO. It feels a good time to move on, while at only 62, I’ve still got the energy, appetite, and time to write another chapter. I’ve got a broad range of interests I’d like to engage further, from civic and public policy involvement to even possibly another slant on business.”

In his career, Naples has had two successful leadership terms at two very different businesses. In addition to Quaker, a technology and service driven industrial business, Naples was chairman and CEO for over 13 years at Hunt Manufacturing, a consumer and commercial products business with retail distribution. Both businesses grew substantially in size, global reach, and market value under Naples’ guidance.

During his time at Quaker, Naples led the creation of the company’s unique competitive position as a worldwide, globally integrated company built around alignment with global customers, borderless service and value delivery to these customers, and the capture of worldwide knowledge and learning to create competitive advantage. This is reflected in Quaker’s approach to the world that gets the best out of the balance between global reach and strategy, and local performance accountability.

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“Whatever progress we’ve realized over the years is a tribute to Quaker’s talented management team and fine people. They’ve been at the heart of making our global organization work and have built the worldwide leadership positions we enjoy,” Naples said.

Quaker has achieved impressive results since 1995, including:

•	Quaker’s market capitalization has grown almost 300%, and sales about 230%.

•	In 2007, profits grew 32%, with sales and EBITDA at all-time highs by considerable amounts. Recently announced first quarter, 2008, profits were up 44%, with record quarterly sales.

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Quaker’s global-integration repositioning and acquisitions led the way to worldwide market leadership positions, including China, Brazil, India, and increasingly, Russia; consolidated market positions in the U.S. and Europe; and new business entries, such as coatings. Today, about 60% of Quaker’s revenues and people are outside the U.S., and the company does business in virtually every developed country and most developing countries around the globe.

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The company pioneered and built a leading position in chemical management services (CMS), a new approach to providing customized service to customers linked directly to delivering value. The company’s differentiated approach to this effort has made a significant incremental contribution to Quaker’s financial performance in the past few years, having built the company’s market share in the automotive business and establishing itself as a productivity partner to customers.

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Quaker has received special recognition, including selection by Forbes Magazine in 2003 as one of the “Hot Shot Growth Stocks,” and selection by Philadelphia Magazine in 2007 as one of the “Twenty Best Places to Work.”

When Naples left Hunt Manufacturing in 1995, the company’s sales and earnings were four times greater than when he became CEO, and the company’s market capitalization was 4.5 times higher. Hunt’s earnings grew almost 19 percent annually during the 1980s - the same time period when Naples was named CEO of the Decade in Business Equipment by Financial World magazine.

Naples is a former White House fellow, serving on the White House staff in the Ford Administration. He holds an MBA with distinction from Harvard Business School, and a master’s degree focused on international economic relations from the Fletcher School of Law and Diplomacy. Naples received a bachelor’s degree from the U.S. Military Academy at West Point, and is a decorated veteran, having served as an Army captain in Vietnam.

A respected business leader and active regional civic leader, Naples has served in a broad range of roles in public policy and community matters. Currently, he is chairman of the board of the University of the Arts and serves as a director on a number of boards including, P.H. Glatfelter Company and Glenmede Trust Company, as well as the Philadelphia Museum of Art, the American Red Cross (Southeastern Pennsylvania Chapter), the Foreign Policy Research Institute, and the USO, among others. He recently served as chairman of the Federal Reserve Bank of Philadelphia and has also been chairman of the prestigious Philadelphia Award, We the People 2000 (Liberty Medal), Greater Philadelphia First Corp., and the Free Library of Philadelphia Foundation.

Over the years, Naples and his wife, Suzanne, have opened their home to 15 foster children through the Montgomery County Office of Children and Youth. The couple lives in Wynnewood, Pennsylvania, and has three adult children.

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Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials. Our products, technical solutions, and chemical management services enhance our customers’ processes, improve their product quality, and lower their costs. Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.